                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                                   FORM 8-K/A


                CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


Date of Report (Date of earliest event reported)  February 29, 1996
                                                  -----------------

                          LENFEST COMMUNICATIONS, INC.
                          ----------------------------
             (Exact name of registrant as specified in its charter)


        DELAWARE                     33-96804                 23-2094942
        --------                     --------                 ----------
State or other jurisdiction         Commission             (I.R.S. Employer
   of incorporation or              file number          Identification Number)
      organization


                       1105 North Market St., Suite 1300,
                                 P.O. Box 8985,
                           Wilmington, Delaware 19899
               ---------------------------------------------------
               (Address of Principal executive offices) (Zip Code)


                                 (302) 427-8602
              ----------------------------------------------------
              (Registrant's telephone number, including area code)

                  Lenfest Communications, Inc. (the "Company") hereby amends and restates in its entirety Items 7(a) and 7(b) of the Report on Form 8-K,. dated March 13, 1996, previously filed with the Securities and Exchange Commission.

Item 7 Financial Statements and Exhibits.

(a) Financial Statements of Businesses Acquired.

                  The audited financial statements required by this Item begin on page F-1 and continue to page F-15.

(b) Pro Forma Financial Information.

                  The pro forma financial information required by this Item begins on page F-16 and continues to page F-23.

                                  SAMMONS CABLE

                             (As Defined in Note 1)

                          COMBINED FINANCIAL STATEMENTS

                     WITH REPORT OF INDEPENDENT ACCOUNTANTS

              for the years ended December 31, 1993, 1994 and 1995

                        Report of Independent Accountants




The Board of Directors
Sammons Communications, Inc. and
Lenfest Communications, Inc.:

We have audited the accompanying combined balance sheets of Sammons Cable (as defined in Note 1) as of December 31, 1994 and 1995, and the related combined statements of income, changes in equity investment and cash flows for each of the years in the three-year period ended December 31, 1995. These combined financial statements are the responsibility of Sammons Communications, Inc. management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of Sammons Cable as of December 31, 1994 and 1995, and the combined results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1995 in conformity with generally accepted accounting principles.



                                               /s/ Coopers & Lybrand L.L.P



Dallas, Texas
April 18, 1996

                                  SAMMONS CABLE
                             COMBINED BALANCE SHEETS
                           December 31, 1994 and 1995
                             (Amounts in Thousands)



                                                                                               December 31,
                                                                                        ---------------------------
                                      ASSETS                                               1994            1995
                                                                                        -----------    ------------

Cash and cash equivalents                                                                $     496      $      703
Accounts receivable subscribers, net of allowance of
     $163 in 1994 and $157 in 1995                                                           5,153           5,565
Deferred federal and state income taxes                                                      6,532           5,884
                                                                                         ---------      ----------

              Total current assets                                                          12,181          12,152
                                                                                         ---------      ----------

Property and equipment:
     Cable systems                                                                         197,909         204,892
     Vehicles and other                                                                      8,519           8,541
     Land and buildings                                                                      4,915           4,736
                                                                                         ---------      ----------

                                                                                           211,343         218,169

     Less accumulated depreciation                                                        (127,908)       (142,474)
                                                                                         ---------      ----------

             Net property and equipment                                                     83,435          75,695


Franchises and goodwill, net of accumulated amortization of
     $25,215 in 1994 and $28,195 in 1995                                                    95,495          92,516
Other assets                                                                                 1,805           5,128
                                                                                         ---------      ----------

                Total assets                                                             $ 192,916      $  185,491
                                                                                         =========      ==========



     The accompanying notes are an integral part of the combined financial statements.

                                  SAMMONS CABLE
                       COMBINED BALANCE SHEETS, Continued
                           December 31, 1994 and 1995
                             (Amounts in Thousands)



                                                                                               December 31,
                                                                                        ---------------------------
                         LIABILITIES AND EQUITY INVESTMENT                                  1994           1995
                                                                                        ------------   ------------

Current liabilities:
     Accounts payable, trade                                                             $    1,851    $     932
     Interest payable                                                                         1,034       -
     Accrued expenses                                                                         5,896        4,853
     Deferred revenue                                                                         3,846        3,981
     Federal and state income taxes payable                                                     109          161
     Notes payable--parent                                                                  134,724       -
                                                                                         ----------    ---------

             Total current liabilities                                                      147,460        9,927

Accrued pensions and other                                                                      715          666
Subscriber advance payments and deposits                                                        377          363
Deferred federal and state income taxes                                                      21,579       25,393
                                                                                         ----------    ---------

             Total liabilities                                                              170,131       36,349

Commitments and contingencies (Note 7)

Equity investment                                                                            22,785      149,142
                                                                                         ----------    ---------

                Total liabilities and equity investment                                  $  192,916    $ 185,491
                                                                                         ==========    =========




    The accompanying notes are an integral part of the combined financial statements.

                                  SAMMONS CABLE
                          COMBINED STATEMENTS OF INCOME
              for the years ended December 31, 1993, 1994 and 1995
                             (Amounts in Thousands)


                                                                                  Year Ended December 31,
                                                                          ---------------------------------------
                                                                             1993          1994           1995
                                                                          -----------   -----------    ----------

Revenues                                                                  $   93,893     $  95,241     $ 100,619
                                                                          ----------     ---------     ---------

Operating expenses:
     Service expense                                                          12,561        12,682        11,129
     Local origination expense                                                   217           235           296
     Pay-per view expense                                                        998           924           925
     Marketing expense                                                         1,452         1,698         1,140
     Programming cost                                                         20,222        23,321        25,219
     General and administrative                                               14,256        14,480        15,647
     Management fees                                                           4,696         4,771         5,037
     Depreciation and amortization                                            17,315        17,924        17,877
                                                                          ----------    ----------      --------

                                                                              71,717        76,035        77,270
                                                                          ----------    ----------      --------

             Operating income                                                 22,176        19,206        23,349

Other income                                                                     192           473           615
Interest expense                                                            (12,850)      (12,923)      (12,399)
                                                                          ----------    ----------      --------

             Income before provision for federal
                and state income taxes                                         9,518         6,756        11,565

Provision for federal and state income taxes                                  (4,411)       (2,941)       (4,703)
                                                                          ----------    ----------      --------

                Net income                                                $    5,107    $    3,815      $  6,862
                                                                          ==========    ==========      ========



   The accompanying notes are an integral part of the combined financial statements.

                                  SAMMONS CABLE
                        COMBINED STATEMENTS OF CHANGES IN
                                EQUITY INVESTMENT
              for the years ended December 31, 1993, 1994 and 1995
                             (Amounts in Thousands)



Balance at January 1, 1993                              $     36,354

     Net income                                                5,107
     Reduction in equity investment                          (10,950)
                                                        ------------

Balance at December 31, 1993                                  30,511

     Net income                                                3,815
     Reduction in equity investment                          (11,541)
                                                        ------------

Balance at December 31, 1994                                  22,785

     Net income                                                6,862
     Conversion of note payable--parent (Note 2)             134,724
     Reduction in equity investment                          (15,229)
                                                        ------------

Balance at December 31, 1995                            $    149,142
                                                        ============





    The accompanying notes are an integral part of the combined financial statements.

                                  SAMMONS CABLE
                        COMBINED STATEMENTS OF CASH FLOWS
              for the years ended December 31, 1993, 1994 and 1995
                             (Amounts in Thousands)

                                                                                   Years Ended December 31,
                                                                             -------------------------------------
                                                                                1993         1994          1995
                                                                             ----------   ----------    ----------

Cash flows from operating activities:
     Net income                                                               $   5,107    $   3,815     $   6,862
                                                                              ---------    ---------     ---------
     Adjustments to reconcile net income to net cash provided by operating activities:
       Provision for uncollectible receivables                                      836          776           691
       Depreciation and amortization                                             17,315       17,924        17,877
       Provision for deferred income taxes                                        4,196        2,760         4,462
       Gain on sales of property and equipment                                      (32)        (178)          (88)
       Changes in certain assets and liabilities:
         Accounts receivable, subscribers                                        (1,490)        (749)       (1,103)
         Other assets                                                              (794)         369          (991)
         Accounts payable, trade                                                    473          180          (919)
         Interest payable                                                           512           (1)       (1,034)
         Accrued expenses                                                           513         (912)       (1,092)
         Subscriber advance payments and deposits                                    (6)          27           (14)
         Deferred revenue                                                           104          940           135
         Federal and state income taxes payable                                      22          (25)           52
                                                                              ---------    ---------     ---------

            Total adjustments                                                    21,649       21,111        17,976
                                                                              ---------    ---------     ---------

            Net cash provided by operating activities                            26,756       24,926        24,838
                                                                              ---------    ---------     ---------

Cash flows from investing activities:
     Proceeds from sales of property and equipment                                   90          179           262
     Cable system acquisitions                                                  (17,386)        -            -
     Purchases of property and equipment                                        (13,241)     (13,273)       (7,262)
     Investment in partnerships                                                   -             -           (2,402)
                                                                              ---------    ---------     ---------

            Net cash used in investing activities                               (30,537)     (13,094)       (9,402)
                                                                              ---------    ---------     ---------

Cash flows from financing activities:
     Net change in equity investment                                            (10,950)     (11,541)      (15,229)
     Issuance of notes payable--parent                                           14,724         -            -
     Issuance of term debt                                                           75         -            -
     Payments of term debt                                                        -              (75)        -
                                                                              ----------   ---------     ---------

            Net cash provided by (used in) financing activities                   3,849      (11,616)      (15,229)
                                                                              ----------   ---------     ---------

Net increase in cash and cash equivalents                                            68          216           207

Cash and cash equivalents, beginning of year                                        212          280           496
                                                                              ----------   ---------     ---------

Cash and cash equivalents, end of year                                        $     280    $     496     $     703
                                                                              =========    =========     =========

Supplemental information:
     Interest paid                                                            $  12,338    $  12,924     $  13,433
                                                                              =========    =========     =========

     Income taxes paid                                                        $     191    $     207     $     189
                                                                              =========    =========     =========


   The accompanying notes are an integral part of the combined financial statements.

                                  SAMMONS CABLE
                     NOTES TO COMBINED FINANCIAL STATEMENTS



1.   Organization and Summary of Significant Accounting Policies:

     Organization and Basis of Presentation

     The combined financial statements include the accounts of certain cable television systems which were previously owned by Sammons Communications, Inc. ("SCI") (collectively, "Sammons Cable"). SCI is a wholly-owned subsidiary of Sammons Enterprises, Inc. ("SEI"). In May 1995, SCI entered into an asset purchase agreement (the "Agreement") to sell Sammons Cable and other cable systems to TCI Communications, Inc. ("TCI") for approximately $800,000,000 in cash, subject to various conditions and approvals as defined in the agreement. Upon closing of the transaction (see
     Note 11), Sammons Cable is to be assigned to Lenfest Communications, Inc. ("Lenfest"). These combined financial statements include the historical basis of assets, liabilities and operations of the cable television systems to be assigned to Lenfest. In addition, these financial statements include allocations of certain corporate administrative costs attributed to the cable systems to be assigned to Lenfest. The methods by which such amounts are attributable or allocated are deemed reasonable by management of SCI. All significant intersystem balances and transactions have been eliminated from the combined financial statements. The following cable television systems are included in the accompanying combined financial statements:

                 System                                        Coverage Area

     Sammons Communications of New Jersey, Inc.     Vineland, NJ
                                                    Atlantic City/Pleasantville,
                                                    NJ

     Oxford Valley Cablevision, Inc.                Bensalem, PA

     Sammons Communications of Pennsylvania, Inc.   Harrisburg, PA


     Cash and Cash Equivalents

     Sammons Cable considers all demand deposit accounts to be cash equivalents.

                                 SAMMONS CABLE
                NOTES TO COMBINED FINANCIAL STATEMENTS, Continued



     Property and Equipment

     Property and equipment is stated at cost. Depreciation is computed on a straight-line basis over the estimated useful lives of the related assets as follows:

       Cable systems                                             5 to 15 years
       Vehicles and other                                        4 to 10 years
       Buildings                                                 15 to 25 years


     The material and labor costs for the initial connection of a residence are capitalized and depreciated over ten years. The costs of subsequently disconnecting and reconnecting a residence are charged to expense in the period incurred.

     Certain costs incurred during the period of cable system construction are deferred and amortized over the estimated useful lives of the related cable systems.

     When property is retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in income in the period incurred.

     Franchises and Goodwill

     Goodwill acquired prior to October 31, 1970 is not being amortized. Goodwill acquired subsequent to October 31, 1970 is capitalized and amortized on a straight-line basis over forty years.

     The direct costs to acquire cable television franchises are capitalized and amortized on a straight-line basis over the lives of the franchises, not exceeding forty years.

     Sammons Cable continually reevaluates the propriety of the carrying amount of goodwill and other intangibles as well as the amortization period to determine whether current events and circumstances warrant adjustments to the carrying value and/or revisions of the estimated useful lives. At this time, Sammons Cable believes that no significant impairment of goodwill or other intangibles has occurred.

                                  SAMMONS CABLE
                NOTES TO COMBINED FINANCIAL STATEMENTS, Continued

     Equity Investment

     Equity investment represents the excess of assets over liabilities for Sammons Cable. Equity investment is increased or decreased by the net income (loss) of Sammons Cable plus or minus advances from or to the parent.

     Income Taxes

     Sammons Cable is a member of SEI's consolidated United States federal income tax group. The policy for intercompany allocation of federal income taxes provides that Sammons Cable computes the provision for federal income taxes on a separate company basis. Sammons Cable makes payments to, or receives payments from, SEI in the amount they would have paid to or received from the Internal Revenue Service had they not been members of the consolidated tax group. The separate company provisions and payments are computed using the tax elections made by SEI. Sammons Cable uses the "flow-through" method of accounting for investment tax credits.

     In accordance with the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," deferred tax liabilities and assets are recognized based upon the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

     Accounting Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Other Accounting Issues

     In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of." This statement requires that long-lived assets and certain identifiable intangibles held and used by an entity be reviewed for impairment whenever circumstances indicate that the carrying amount of an asset may not be recoverable. The impact of this standard has been assessed by management and should not have a material effect on Sammons Cable's financial statements.

                                  SAMMONS CABLE
                NOTES TO COMBINED FINANCIAL STATEMENTS, Continued


2.   Notes Payable--Parent:

     During 1995, Sammons Cable renewed a financing arrangement with SEI which provided revolving lines of credit of $134,723,541 maturing May 30, 1996. Outstanding borrowings under the revolving lines of credit bear interest at 9% payable quarterly. Borrowings against these lines totaled $134,723,541 at December 31, 1994; such borrowings were settled during 1995 through intercompany accounts and have been appropriately reflected as such in the equity investment.


3.   Income Taxes:

     The provision for income taxes consists of the following (amounts in thousands):

                                   1993       1994        1995
                                 --------   ---------   ---------

         Current:
            Federal              $   215    $    181    $    241
            State                   -           -           -

         Deferred:
            Federal                3,153       2,129       3,734
            State                  1,043         631         728
                                 -------    --------    --------

                                 $ 4,411    $  2,941    $  4,703
                                 =======    ========    ========

                                 SAMMONS CABLE
                NOTES TO COMBINED FINANCIAL STATEMENTS, Continued


     The components of the net deferred tax liability are as follows (amounts in thousands):

                                                                    1994            1995
                                                               ------------    ------------
       Deferred tax liability:
         Amortization--franchise cost                          $   (29,295)    $   (28,302)
         Basis in property and equipment                           (18,285)        (16,773)
                                                               -----------     -----------

                                                                   (47,580)        (45,075)
                                                               -----------     -----------
       Deferred tax asset:
         Net operating loss ("NOL") carryforwards                   29,338          22,330
         Investment credit ("ITC") carryforwards and
            alternative minimum tax credits                          2,575           2,736
         Accrued pension liability                                     114              33
         Various accrued expenses not currently deductible             506             467
                                                               -----------     -----------

                                                                    32,533          25,566

       Valuation allowance                                            -             -
                                                               -----------     -----------

       Net deferred tax liability                              $   (15,047)    $   (19,509)
                                                               ===========     ===========

       Net current deferred tax asset                          $     6,532     $     5,884
       Net noncurrent deferred tax liability                       (21,579)        (25,393)
                                                               -----------     -----------

       Net deferred tax liability                              $   (15,047)    $   (19,509)
                                                               ===========     ===========


     The difference between the provision for income taxes attributable to income before income taxes and the amounts that would be expected using the U.S. federal statutory income tax rate of 35% is as follows (amounts in thousands):

                                                                  1993            1994           1995
                                                              ------------    ------------   ------------

       Federal income taxes at the statutory rate             $     3,331     $     2,365    $     4,048
       State income taxes                                             679             410            474
       Amortization of nondeductible intangibles                       97              97             97
       Effect of one percent federal tax rate increase
           on deferred tax balance at January 1, 1993                 226               -             -
       Other                                                           78              69             84
                                                              -----------     -----------    -----------

       Provision for income taxes                             $     4,411     $     2,941    $     4,703
                                                              ===========     ===========    ===========

                                       11

                                 SAMMONS CABLE
                NOTES TO COMBINED FINANCIAL STATEMENTS, Continued


     The NOL carryforwards, ITC tax carryforwards and AMT credit carryforwards have been utilized by other members of SEI's consolidated tax group. Consistent with SEI's policy for intercompany allocation of federal income taxes, Sammons Cable will be reimbursed at such time as the credit and carryforwards could be utilized on a separate company basis. The NOL carryforwards expire in the years 2002 - 2006 and the ITC tax carryforwards in 1998.


4.   Employee Stock Ownership Plan:

     SCI is a participant in the Sammons Enterprises, Inc. Employee Stock Ownership Plan ("ESOP"). Sammons Cable's allocated contribution to the ESOP was approximately $486,000 and $299,000 for 1993 and 1994, respectively. There was no ESOP contribution in 1995.


5.   Employee Benefit Plans:

     Sammons Cable is a participant in SEI's noncontributory defined benefit pension plan (the "Pension Plan") covering certain full-time employees. Pension benefits are generally based upon years of service and include accruing pension cost currently, contributing the maximum amount deductible for federal income taxes and meeting minimum funding standards of the Employee Retirement Income Security Act of 1974 as determined by an actuarial valuation. Pension Plan assets consist primarily of cash equivalents, listed stocks and bonds, and group annuity contracts with an affiliated insurance company.

     As a participant in the Plan, Sammons Cable is allocated a portion of the Plan's annual expense. Sammons Cable's allocated share of the 1993, 1994 and 1995 pension expense was approximately $164,000, $182,000 and $183,000, respectively.


6.   Postretirement Benefits Other Than Pensions:

     Sammons Cable provides certain postretirement health care and life insurance benefits for eligible active and retired employees through SEI's defined benefit plan (the "Postretirement Plan"). As a participant in the Postretirement Plan, Sammons Cable is allocated a portion of the Postretirement Plan's annual expense. Sammons Cable's allocated share of the 1993, 1994 and 1995 expense was approximately $64,000, $72,000 and $87,000, respectively.

                                 SAMMONS CABLE
                NOTES TO COMBINED FINANCIAL STATEMENTS, Continued


7.   Commitments and Contingencies:

     Sammons Cable generally acts as a self-insurer with regard to loss or damage to its cable distribution systems. No provision for future losses has been provided.

     At December 31, 1994, Sammons Cable had purchase commitments of approximately $427,000 for property and equipment. There were no purchase commitments at December 31, 1995.

     Sammons Cable pays pole use, vehicle, office space, land and plant facilities rentals under various agreements. Rental expense for 1993, 1994 and 1995 was approximately $1,036,000, $1,275,000 and $1,312,000, including amounts paid to a related party of approximately $325,000, $418,000 and $492,000, respectively.

     Approximate minimum future rentals under noncancelable operating leases are as follows (amounts in thousands):

           Year ending December 31:
              1996                          $     106
              1997                                 81
              1998                                 58
              1999                                 26
              2000                                 10
              Thereafter                           21
                                            ---------

                                            $     302
                                            =========


8.   Acquisitions:

     During 1993, Sammons Cable acquired the assets of several cable television systems for an aggregate purchase price of $17,086,000 including franchise agreements and goodwill of $12,423,000. The acquisitions were accounted for as purchases, and accordingly, the results of operations have been included in the combined financial statements from their respective dates of acquisition, principally April 1993.

                                 SAMMONS CABLE
                NOTES TO COMBINED FINANCIAL STATEMENTS, Continued


9.   Related Party Transactions:

     Sammons Cable pays SCI and other related parties for various services. In addition, Sammons Cable reimburses SCI for certain general and operating expenses. These amounts are as follows (amounts in thousands):


                                                                       1993            1994             1995
                                                                      ------          ------           ------
        Management fee expense                                       $ 4,696          $ 4,771          $ 5,037

        Reimbursement of general and administrative
          expenses                                                     2,284            2,420            2,732



10.  Litigation:

     In the course of conducting its business, Sammons Cable is from time to time named as a defendant in litigation actions. Sammons Cable is currently involved as a defendant in certain legal issues. Management currently believes the disposition of all claims and disputes, individually or in the aggregate, should not have a material adverse effect on Sammons Cable's combined financial position.


11.  Subsequent Event:

     On February 29, 1996, the purchase and assignment of Sammons Cable to Lenfest was completed, subject to a purchase price adjustment, as defined in the purchase agreement.

                          UNAUDITED PRO FORMA CONDENSED
                        CONSOLIDATED FINANCIAL STATEMENTS


The following unaudited pro forma condensed consolidated financial statements are based on the historical financial statements of the Company and the historical financial statements of the cable television systems acquired by the Company in the tax-free exchange ("TCI Exchange") of its cable television systems located in the Oakland, California area ("California Assets") for the cable television assets ("Wilmington Assets") held by an indirect subsidiary ("Heritage") of Tele-Communications, Inc. ("TCI") and located in the Wilmington, Delaware area ("Wilmington System") and acquisition of the Sammons Assets ("Sammons Acquisition"), adjusted to give effect to the (i) TCI Exchange, (ii) the Sammons Acquisition, (iii) the acquisition of the 40% partnership interest in South Jersey Cablevision Associates ("South Jersey Acquisition") (iv) borrowings under the new credit facility to finance the Sammons Acquisition and
(v) the public debt offering (all of the foregoing are collectively, the "Transactions"). The Pro Forma Condensed Consolidated Statement of Operations gives effect to the Transactions as if they had occurred as of January 1, 1995, and the Pro Forma Condensed Consolidated Balance Sheet gives effect to the Transactions as if they had occurred as of December 31, 1995. The pro forma adjustments are described in the accompanying notes and are based upon available information and certain assumptions that management believes are reasonable. The Pro Forma Condensed Consolidated Financial Statements do not purport to represent what the Company's results of operations or financial condition would actually have been had the Transactions in fact occurred on such dates or to project the Company's results of operations or financial condition for any future date or period. The Pro Forma Condensed Consolidated Financial Statements should be read in conjunction with the historical financial statements of the Company (included in the Company's Form 10-K, dated March 29, 1996), the Wilmington System (included in the Company's Form 8-K/A, dated April 29, 1996) and Sammons Cable (included elsewhere in this Form 8-K/A).

The TCI Exchange involves a transaction between related parties, the Company and a subsidiary of TCI. TCI is an indirect 50% stockholder of the Company. The Company and TCI are not entities under common control. The Company is accounting for the exchange of the cable systems' assets as a nonmonetary exchange of productive assets in accordance with Accounting Principles Board Opinion Number
29. For financial statement purposes, the Company is not recording a gain or loss on the cable television assets exchanged, but will recognize a gain of approximately $7 million on the exchange of its approximately 42% general partnership interest in Bay Cable Advertising that is included in the TCI Exchange. The Company has allocated the net book values of the assets exchanged to the identifiable tangible and intangible assets acquired. For tax purposes, the TCI Exchange has been structured in such a way that, to the greatest extent possible, the transfer qualifies as a tax-free exchange of like-kind assets under Section 1031 of the Internal Revenue Code. The taxable gain recognized on this transaction is presently estimated to be $1 - 2 million on the cable television assets and $7 million on the partnership interest.

The Sammons and South Jersey Acquisitions are accounted for under the purchase method of accounting. The total purchase prices for the Sammons and South Jersey Acquisitions have been allocated to the identifiable tangible and intangible assets and liabilities of the acquired business based upon the Company's preliminary estimate of their fair values with the remainder allocated to goodwill. The allocations of the purchase prices are subject to revision when additional information concerning asset and liability valuations is obtained. In the opinion of the Company's management, the final asset and liability valuations for the Acquisitions will not result in any material change to the pro forma financial data presented.

The Pro Forma Condensed Consolidated Financial Statements give effect only to the adjustments set forth in the accompanying notes and does not reflect any benefits anticipated by the Company's management as a result of the TCI Exchange or the Sammons and South Jersey Acquisitions.

                  Lenfest Communications, Inc. and Subsidiaries
           Pro Forma Condensed Consolidated Balance Sheet (unaudited)

                             As of December 31, 1995
                             (dollars in thousands)

                                                                                               TCI Exchange
                                                                                      ------------------------------
                                                                 Historical(a)
                                                            -----------------------      Pro Forma
                                                            Lenfest      Wilmington    Adjustments(b)      Pro Forma
                                                            -------      ----------    ---------------     ---------
 ASSETS
 Cash and cash equivalents ...............................  $164,943      $    114     $    (114)           $119,779
                                                                                         (45,164)
 Receivables, inventory and prepaids .....................    21,768         1,122        (2,012)             20,878
 Marketable securities ...................................   169,581           -                             169,581
 Property and equipment, net of accumulated depreciation .   211,780        34,654       (31,539)            214,895
 Other investments .......................................    59,482           -          (3,781)             55,701
 Goodwill, net ...........................................    52,874           -                              52,874

 Deferred franchise costs, net  ..........................   133,525       103,946        (3,275)            185,837
                                                                                         (48,359)
 Other intangible assets, net ............................    33,804           -                              33,804
 Deferred tax asset ......................................    14,707           -          (2,441)             12,266
 Other assets ............................................     2,569           -                               2,569
                                                            ========      ========     =========            ========
                                                            $865,033      $139,836     $(136,685)           $868,184
                                                            ========      ========     =========            ========

 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
 Debt ....................................................  $831,010      $    -                            $831,010
 Payables and accruals ...................................    41,131         1,813     $  (1,813)             41,131
 Deferred tax liability ..................................     9,940        52,893       (52,893)              9,940
 Other liabilities .......................................    24,706           -          (1,382)             23,324
                                                            --------      --------     ---------            --------
            Total liabilities ............................   906,787        54,706       (56,088)            905,405

 Minority interest .......................................     3,438           -                               3,438

 Stockholders' equity (deficit)
  Common stock ...........................................         2           -                                   2
  Additional paid-in capital .............................    50,747           -                              50,747
  Unrealized gain (loss) on marketable securities ........    40,410           -                              40,410
  Cumulative foreign currency translation adjustment .....     7,560           -                               7,560
  Accumulated net assets of systems exchanged or acquired.       -          85,130       (85,130)               -
  Accumulated deficit ....................................  (143,911)          -           4,533            (139,378)
                                                            --------      --------     ---------            --------
                                                             (45,192)       85,130       (80,597)            (40,659)
                                                            --------      --------     ---------            --------
                                                            $865,033      $139,836     $(136,685)           $868,184
                                                            ========      ========     =========            ========



                                                                          Sammons Acquisition
                                                           ---------------------------------------------------
                                                              Sammons           Pro Forma
                                                           Historical(a)       Adjustments        Pro Forma
                                                           --------------      -----------        ---------
ASSETS
Cash and cash equivalents ...............................   $     703           $   (703) (c)    $  13,313
                                                                                (106,466) (d)
Receivables, inventory and prepaids .....................       5,565                               26,443
Marketable securities ...................................         -                                169,581
Property and equipment, net of accumulated depreciation .      75,695             73,143  (e)      363,733
Other investments .......................................         -                                 55,701
Goodwill, net ...........................................      77,210            (77,210) (c)       79,695
                                                                                  26,821  (e)
Deferred franchise costs, net  ..........................      15,306            334,280  (e)      535,423

Other intangible assets, net ............................         -                                 33,804
Deferred tax asset ......................................       5,884             (5,884) (c)       12,266
Other assets ............................................       5,128             (5,128) (c)        2,569
                                                             ========           ========        ==========
                                                             $185,491           $238,853        $1,292,528
                                                             ========           ========        ==========

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Debt ....................................................    $    -             $420,000  (d)   $1,251,010
Payables and accruals ...................................       6,612             (6,612) (c)       41,131
Deferred tax liability ..................................      25,393            (25,393) (c)        9,940
Other liabilities .......................................       4,344                               27,668
                                                             --------           --------        ----------
           Total liabilities ............................      36,349            387,995         1,329,749

Minority interest .......................................         -                                  3,438

Stockholders' equity (deficit)
 Common stock ...........................................         -                                      2
 Additional paid-in capital .............................         -                                 50,747
 Unrealized gain (loss) on marketable securities ........         -                                 40,410
 Cumulative foreign currency translation adjustment .....         -                                  7,560
 Accumulated net assets of systems exchanged or acquired.     149,142           (149,142) (c)          -
 Accumulated deficit ....................................         -                               (139,378)
                                                             --------           --------        ----------
                                                              149,142           (149,142)          (40,659)
                                                             --------           --------        ----------
                                                             $185,491           $238,853        $1,292,528
                                                             ========           ========        ==========

See notes to unaudited pro forma condensed consolidated financial statements.

                 Lenfest Communications, Inc. and Subsidiaries
      Pro Forma Condensed Consolidated Statement of Operations (unaudited)

                      For the Year Ended December 31, 1995
                             (dollars in thousands)




                                                                   TCI Exchange                      Sammons Acquisition
                                   Historical(a)           ---------------------------      ---------------------------------------
                              -----------------------       Pro Forma                        Sammons        Pro Forma
                              Lenfest      Wilmington      Adjustments       Pro Forma      Historical     Adjustments    Pro Forma
                              -------      ----------      -----------       ---------      ----------     -----------    ---------

Revenues...................  $ 266,249      $58,030         $(49,182) (f)     $275,097       $100,619                      $375,716

Programming Expenses.......     65,423       13,504          (12,965) (f)       66,073         26,440         (4,749) (g)    87,764
                                                                 111  (g)
Selling, general &
 administrative............     59,310       11,024          (11,681) (f)       58,653         21,824         (5,037) (g)    75,440
Technical and other........     29,174        4,278           (3,477) (f)       29,975         11,129                        41,104
Depreciation and
 amortization..............     77,994        8,155           (9,013) (f)       74,207         17,877          1,626  (d)   112,123
                                                              (3,224) (h)                                     (4,340) (d)
                                                                 295  (i)                                     22,753  (h)
                              --------      -------         --------          --------       --------       --------       --------
  Total operating expenses.    231,901       36,961          (39,954)          228,908         77,270         10,253        316,431
                              --------      -------         --------          --------       --------       --------       --------

  Operating income (loss)..     34,348       21,069           (9,228)           46,189         23,349        (10,253)        59,285

Interest expense...........    (61,244)      (9,164)              17  (f)      (61,227)       (12,399)       (44,830) (d)  (106,057)
                                                               9,164  (j)                                     12,399  (j)
Other income (expense).....      4,306          -                 33  (f)        3,907            615                         4,522
                                                                (212) (i)
                                                                (220) (k)
                              --------      -------         --------          --------       --------       --------       --------

  Income (loss) before taxes
   and extraordinary loss...  $(22,590)     $11,905         $   (446)         $(11,131)      $ 11,565       $(42,684)      $(42,250)
                              ========      =======         ========          ========       ========       ========       ========



See notes to unaudited pro forma condensed consolidated financial statements.

                  Lenfest Communications, Inc. and Subsidiaries
   Notes to Pro Forma Condensed Consolidated Financial Statements (unaudited)
                             (dollars in thousands)


 (a) The pro forma presentation includes the historical statements of financial position and operations of Lenfest Communications, Inc., the Wilmington System and Sammons.

 (b) The following table represents the decrease to the net assets of the Wilmington System in order to transfer to the Wilmington System the historical costs of the net cable television assets of the California Assets and the cable television system designated by Heritage to be acquired by a subsidiary of the Company and delivered to Heritage as part of the TCI Exchange ("Fort Collins Assets") exchanged and the fair value of the Bay Cable Advertising partnership interest exchanged.

          Net book value of California cable television assets disposed                              $      35,444
          Fair value of Bay Cable Advertising partnership interest disposed                                 10,755
          Acquisition cost of Fort Collins cable television assets                                          54,385
          Net settlement adjustment                                                                         (9,221)
                                                                                                     -------------
          Total consideration                                                                               91,363

          Net book value of Wilmington System cable television assets acquired                             139,722
                                                                                                     -------------

          (Deficit) of consideration over net book value of assets acquired                          $     (48,359)
                                                                                                     =============

          Adjustment to the historical Wilmington System assets included in the pro forma balance sheet:
            Deferred franchise costs                                                                 $     (48,359)
                                                                                                     =============

The asset exchange is subject to post-closing working capital and other adjustments, as defined in the asset exchange agreement.

Additional adjustments represent the elimination of California assets and liabilities exchanged, Wilmington System assets not acquired and Wilmington System liabilities not assumed:

                                                                              California           Wilmington
                                                                             --------------       --------------
       Assets
         Cash                                                                $       -             $     114
         Receivables and prepaids                                                 2,012                    -
         Property and equipment, net                                             31,539                    -
         Bay Cable Advertising investment                                         3,781                    -
         Deferred franchise costs, net                                            3,275                    -

       Liabilities
         Payables and accruals                                                        -                1,813
         Deferred tax liability                                                       -               52,893
         Other liabilities                                                        1,382                    -

       Accumulated net assets                                                         -               85,130

In addition, the exchange of the Bay Cable Advertising partnership interest results in a gain of approximately $7 million, net of deferred tax expense of $2.4 million.

                  Lenfest Communications, Inc. and Subsidiaries
   Notes to Pro Forma Condensed Consolidated Financial Statements (unaudited)
                             (dollars in thousands)




 (c) Represents the elimination of historical assets not purchased and historical liabilities not assumed related to the Sammons Acquisition.

 (d) The Company entered into a bank credit facility in the aggregate amount of $600 million which consists of a $400 million term loan facility and a $200 million revolving credit facility. The Company drew $420 million to complete the Sammons Acquisition. Interest is based on LIBOR plus 0.75% to 1.75%. Interest is calculated on $420 million at an estimated average rate of 7.5% for 1995. Debt issuance costs of $4 million are being amortized over 7.25 years.

        In November 1995, the Company issued $700 million principal amount of 8.375% senior notes due 2005. The net proceeds of the offering, approximately $685.7 million, was used to prepay certain debt, including a prepayment penalty of approximately $10 million, and provided funding for the TCI Exchange and provided partial funding for the Sammons Acquisition. Debt issuance costs of $13.6 million were capitalized and are being amortized over the term of the notes.

        Interest on the above debt in excess of interest included in the historical information on debt repaid is presented as a pro forma adjustment. Amortization of debt issuance costs included in the historical statement of operations has been eliminated as a pro forma adjustment.

 (e) Represents the increase from historical amounts to the estimated fair market value of all tangible and intangible assets acquired and liabilities assumed in the Sammons Acquisition comprised of the following:

          Purchase price                                                                          $     530,966
          Less estimated net proceeds from anticipated exchange of                                       (4,500)
          Gettysburg system
                                                                                                  -------------
          Net purchase price                                                                            526,466
          Net book value of tangible and intangible assets acquired                                     (92,222)
                                                                                                  -------------

          Excess of purchase price over book value of assets acquired                             $     434,244
                                                                                                  =============

          Allocation of excess purchase price to estimated fair market value:
            Property and equipment                                                                $      73,143
            Goodwill                                                                                     26,821
            Intangible assets                                                                           334,280
                                                                                                  -------------

                                                                                                  $     434,244
                                                                                                  =============

        The asset acquisitions are subject to post-closing working capital and other adjustments, as defined in the asset exchange agreement.

                  Lenfest Communications, Inc. and Subsidiaries
   Notes to Pro Forma Condensed Consolidated Financial Statements (unaudited)
                             (dollars in thousands)


 (f) These pro forma adjustments remove the California revenues and expenses that are included in the historical statement of operations of the Company.

 (g) The Company obtains most of its cable television programming from Satellite Services, Inc. a subsidiary of TCI, pursuant to an agreement. The Company's programming costs that it obtains from Satellite Services, Inc. are based upon TCI's costs plus an administrative fee. Pro forma statements of operations reflect the Company's estimates of these administrative fees as an increase in programming expenses for the Wilmington System.

        The benefits of this agreement are available with respect to the Sammons Systems. The pro forma adjustments to programming expenses in the pro forma statement of operations reflects the Company's estimates of programming expense savings using the rates at which the Company obtained its programming. For the year ended December 31, 1995, these savings on the Sammons Systems are estimated to be $4.7 million.

        The management fees paid by the Sammons Systems to their parent in the amounts of $5.0 million for the year ended December 31, 1995 are eliminated.

 (h) Adjustments to depreciation and amortization represent the incremental depreciation and amortization charges resulting from the net increase in historical amounts to fair market value related to the Sammons Acquisition and TCI Exchange. (See Notes b and e).

 (i) South Jersey Cablevision Associates ("South Jersey") was a 60% owned consolidated subsidiary from its inception in 1993 until June 1995, when the Company acquired the remaining 40%. The pro forma adjustments reflect the elimination of the minority interest and incremental depreciation and amortization resulting from the excess of the amount paid for the acquisition of the minority interest over the historical book value of the minority interest as if the additional acquisition was consummated as of January 1, 1995.

          Minority interest in loss                                 $  212
                                                                    ======

          Incremental depreciation and amortization
          on increase in historical amountsto fair market value.    $  295
                                                                    ======

 (j) Represents the elimination of the historical interest on intercompany debt and advances to the Wilmington and Sammons Systems. The Company will not assume any intercompany debt in the Transactions.

                  Lenfest Communications, Inc. and Subsidiaries
   Notes to Pro Forma Condensed Consolidated Financial Statements (unaudited)
                             (dollars in thousands)

 (k) The Company owns equity interests in several affiliates accounted for by the equity method. During 1995, the Company has increased its ownership in some of these affiliates. The pro forma adjustments reflect the additional equity income (loss) that would have been recognized as if these additional investments had taken place as of January 1, 1995.

                                         Percentage Owned
                                         January 1, 1995
                                         -----------------
                                                                  Equity
                                                                  Income
                                         Actual   Pro Forma       (loss)
                                         ------   ---------       -----

       Garden State Cablevision, L.P.      40%      50%           $  (3)
       Raystay Co.                         32       45               66
       L-TCI Associates                    50       68             (283)
                                                                  -----
                                                                  $(220)
                                                                  =====

                                    SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                               LENFEST COMMUNICATIONS, INC.



  May 13, 1996                  By: /s/ Harry F. Brooks
- -----------------                  -----------------------------------------
      Date                              Harry F. Brooks,
                                        Executive Vice President (authorized
                                        officer and Principal Financial
                                        Officer)